UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934





                               November 14, 2002
                ________________________________________________
                Date of Report (Date of earliest event reported)


                        COMMISSION FILE NUMBER 333-61286


                             INVESTMENT AGENTS, INC.
                 ______________________________________________
                 (Name of Small Business Issuer in its charter)


            Nevada                                               88-0467944
_______________________________                              ___________________
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


       6767 West Tropicana Avenue
           Las Vegas, Nevada                                            89103
________________________________________                              __________
(Address of principal executive offices)                              (Zip code)


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ITEM 5.  OTHER EVENTS.

A.  Exchange Agreement.

On November 14, 2002, Investment Agents, Inc. (the "Company") entered into an Exchange Agreement which was amended on December 3, 2002 with City Network, Inc., a company incorporated under the laws of the British Virgin Islands ("City Network") and certain of its shareholders, wherein the Company will acquire all of the issued and outstanding shares of City Network in exchange for 12,000,000 shares of the Company. Prior to the closing, the Company will be required, among other action, to change its name to City Network, Inc., declare a stock dividend and surrender for cancellation certain of the shares of common stock owned of record and beneficially by the current officers and directors, all as more fully set forth below and in the Amended Exchange Agreement.

City Network is a provider of Internet broadband and wireless access products. City Network intends to be an important provider of these services predicated upon its dedication to delivering user friendly, cost effective, and customer tailored, high speed internet access equipment to meet the business needs of the hospitality, residential property and telecommunication marketplaces.

The Company does not intend to solicit proxies to change its name. The majority of the shareholders (officers and directors) have indicated that they would consent to the transaction, by written consent in lieu of a meeting. The Company has filed with the Securities and Exchange Commission a Preliminary Information Statement Pursuant to Section 14(C) of the Securities Exchange Act of 1934, as amended, and will send to its security holders information similar to that which is required in a proxy statement, pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and will file such additional documents required thereunder to complete the transaction.

Any description of the terms, conditions and covenants of the Amended Exchange Agreement and any other instrument, document and agreement discussed in this Form 8-K, Current Report, is qualified in its entirety by reference to such instrument, document and agreement, which is an exhibit or incorporated by reference into the Current Report.

B.  Stock Dividend and Surrender for Cancellation of Shares.

On November 26, 2002, the Company authorized the payment of a dividend on the common shares of the Company, and the proper officers of the Company were directed to issue and deliver to the shareholders of record on December 9, 2002,
20.18644 shares for each 1 share held by said shareholder, such issuance and delivery of the additional 20.18644 shares for each one (1) share then held is to be made as soon as practical after the record date, and in lieu of issuing a fractional share certificate, the Company will round up a fractional share to a full share.

Prior to December 9, 2002, certain of the shareholders will surrender for cancellation 1,380,000 shares of common stock. After the surrender for cancellation, the Company will have issued and outstanding 590,000 shares of common stock. Giving effect to the payment of the dividend, the Company will have issued and outstanding approximately 12,500,000 shares of common stock.


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C. Bylaws.

Under the terms of the Exchange Agreement, Tiao-Tsan Lai, Hung-Jen Lin, Yu-Hung Kao, Mei-Chu Lai, Hsin-Nan Lin and Tien-Li Chiang are to be appointed as directors. However, the Company's bylaws, Section 3, provides that the number of authorized directors shall be three. Accordingly, in order for the Company to fulfill a condition to the closing of the Amended Exchange Agreement, on November 25, 2002, the Company amended its bylaws to provide a variable number of directors within a fixed minimum and maximum number.

Section 3 has been amended to read, in full, as follows:

         Section 3. NUMBER OF DIRECTORS. The authorized number of Directors shall be not less than five (5) and shall not be more than eleven (11) until changed by amendment to the bylaws or until changed by an amendment to the Articles of Incorporation. The exact number of Directors shall be fixed from time to time, within the limits specified in this Section 3 or the Articles of Incorporation, provided that any proposal to reduce the number of Directors to a number less than those positions currently filled on the Board of Directors shall be duly adopted by the vote or written consent of a majority of the outstanding shares and that no reduction of the authorized number of Directors shall have the effect of removing any Director before that Directors' term of office expires. Subject to the foregoing, the number of directors shall be fixed by resolution duly adopted by the Board of Directors.

In addition, on November 25, 2002, the Company, pursuant to the requirements of new Section 3 of the bylaws fixed at the number of directors at seven (7).

It is the intent of the Company, in accordance with Section 5 of the bylaws, that at or prior to the closing, all of the existing directors, except for Pamela Ray Stinson, will resign and the vacancies created by the resignations and the vacancies created by increasing the number of directors to seven (7) will be filled by the sole remaining director. The new directors will be Tiao-Tsan Lai, Hung-Jen Lin, Yu-Hung Kao, Mei-Chu Lai, Hsin-Nan Lin and Tien-Li Chiang. Thereafter, it is the present intent of Pamela Ray Stinson to resign. After the resignations and appointments, the Company will have one vacancy on the board of directors.

The amendment to the bylaws was adopted unanimously, by written consent by the directors (who collectively hold a majority of the voting rights in the issued and outstanding stock of the Company and if requested, each would have consented to said action in lieu of a meeting).


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         The following exhibits are filed with this report:

         (a) Amended Exchange Agreement of December 3, 2002, without exhibits.

         (b) Proposed Certificate of Amendment of Articles of Incorporation.


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                                   SIGNATURES


         The Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of December, 2002.


                                              INVESTMENT AGENTS, INC.


                                              By: /s/ PAMELA RAY STINSON
                                                  _____________________________
                                                  Pamela Ray Stinson
                                                  President